UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2018

MEDEQUITIES REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-37887 (Commission File Number)	46-5477146 (IRS Employer Identification No.)

3100 West End Avenue, Suite 1000 Nashville, Tennessee (Address of principal executive offices)	37203 (Zip Code)

Registrant’s telephone number, including area code: (615) 627-4710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of James B. Pieri as a Member of the Board of Directors

On February 7, 2018, James B. Pieri informed the board of directors (the “Board”) of MedEquities Realty Trust, Inc. (the “Company”) of his resignation as a member of the Board, effective immediately. Mr. Pieri’s resignation was not the result of any disagreements with the Company. Mr. Pieri served on the Board as a designee of BlueMountain Capital Management, LLC (“BlueMountain”) pursuant to the BlueMountain Rights Agreement, dated as of July 25, 2014, as amended (the “Rights Agreement”), by and between the Company and BlueMountain. Mr. Pieri also served as a member of the compensation committee of the Board (the “Compensation Committee”).

Appointment of Todd W. Mansfield as a Member of the Board of Directors

On February 7, 2018, the Board appointed Todd W. Mansfield as member of the Board, effective immediately, to fill the vacancy created by Mr. Pieri’s resignation. Mr. Mansfield was designated as a director by BlueMountain pursuant to the terms of the Rights Agreement. The Company is not aware of any arrangements or understandings between BlueMountain related to BlueMountain’s designation of Mr. Mansfield to the Board.  Mr. Mansfield also will serve as a member of the Compensation Committee.

Mr. Mansfield has been the president and chief executive officer and a director of Crescent Communities, LLC, a private real estate investment company, since 2011. Mr. Mansfield served on the board of directors of American Residential Properties, Inc. (formerly NYSE: ARPI) from May 2013 to February 2016 and as a member of its audit committee and compensation committee. From 1999 to 2010, Mr. Mansfield served as the chairman and chief executive officer of Crosland LLC, a diversified real estate investment and development company. Before joining Crosland LLC, Mr. Mansfield was a managing director at Security Capital Group (formerly NYSE: SCG) and spent 11 years at The Walt Disney Company (NYSE: DIS), where as an executive vice president he had operating responsibility for its development and corporate real estate activities worldwide. Mr. Mansfield earned a Master’s of Business Administration from Harvard University and a Bachelor’s degree from Claremont McKenna College.

Mr. Mansfield will receive the same compensation as the Company’s other independent directors, including an annual retainer of $125,000, of which $50,000 is paid in cash in conjunction with the quarterly meetings of the Board and $75,000 is paid in restricted shares of common stock of the Company on January 1 of each year. In connection with his appointment, Mr. Mansfield received a grant of 6,684 restricted shares of common stock of the Company, which is the same number of restricted shares that the Company’s other independent directors received on January 1, 2018 and which will vest ratably on each of the first three anniversaries of the date of grant, subject to his continued service on such dates. The Company also entered into an indemnification agreement with Mr. Mansfield, which is in substantially the same form as that entered into with the executive officers and other directors of the Company, the form of which was filed as Exhibit 10.13 to the Company’s registration statement on Form S-11, filed with the Securities and Exchange Commission on September 19, 2016. There are no related-party transactions in which Mr. Mansfield or any of his immediate members has an interest that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedEquities Realty Trust, Inc.

Dated: February 8, 2018	By:	/s/ Jeffery C. Walraven
Jeffery C. Walraven
Executive Vice President and Chief Financial Officer